Shareholder meeting (unaudited)

On April 28, 2009, an adjourned session of the Annual Meeting of the Shareholders of John Hancock Tax-Advantaged Dividend Income Fund was held at 601 Congress Street, Boston, Massachusetts at 2 p.m., Eastern Time for the purpose of considering and voting upon:

Proposal 1: Election of six Trustees to serve until their respective successors have been duly elected and qualified.

PROPOSAL 1 PASSED FOR ALL TRUSTEES ON ARIL 28, 2009.

	For	Withheld Authority

Charles L. Ladner	20,024,167	1,160,108
Stanley Martin	20,048,566	1,135,709
John A. Moore	20,030,946	1,153,329
Gregory A. Russo	20,063,140	1,121,135
Deborah C. Jackson	20,011,128	1,173,147
John G. Vrysen	20,058,284	1,125,991

Proposal 2: To adopt a new form of investment advisory agreement.

PROPOSAL 2 PASSED ON APRIL 28, 2009.

For	16,322,454
Against	796,827
Withheld	542,230
Broker Non-Votes	3,522,764

Proposal 3: To approve Analytic Investors, LLC as a subadviser to John Hancock Tax-Advantaged Dividend Income Fund.

PROPOSAL 3 PASSED ON APRIL 28, 2009.

For	16,329,593
Against	790,532
Withheld	541,386
Broker Non-Votes	3,522,764